Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88348), Form S-4 (No. 333-114877) and Form S-8 (Nos. 333-105004, 333-05399, 333-85656, 333-100660, 333-60785, 33-51564, 33-32683, 333-36430 and 333-120877) of Lyondell Chemical Company of our report dated March 8, 2004, except for Notes 19 and 20, as to which dates are August 6, 2004 and February 14, 2005, respectively, relating to the financial statements of Millennium Chemicals Inc., which are incorporated by reference in the Current Report on Form 8-K/A of Lyondell Chemical Company dated November 30, 2004.

/s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

February 14, 2005